CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

1ST CONSTITUTION BANCORP
REPORTS A 44% INCREASE IN NET INCOME TO $4.9 MILLION FOR
THE FIRST QUARTER OF 2021 AND DECLARES AN 11% INCREASE IN
QUARTERLY DIVIDEND TO $0.10 PER SHARE

In a release issued under the same headline on May 3, 2021 by 1ST Constitution Bancorp (NASDAQ: FCCY), please note that the second sentence of the fifth paragraph under the “Discussion of Financial Results” heading should reference a $1.7 million, rather than a $1.6 million, increase in the specific reserves on impaired loans. The corrected release is as follows:

Cranbury NJ - May 3, 2021 -- 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income of $4.9 million and diluted earnings per share of $0.48 for the three months ended March 31, 2021 compared to net income of $3.4 million and diluted earnings per share of $0.33 for the three months ended March 31, 2020.

The Board of Directors declared a quarterly cash dividend of $0.10 per share of common stock, representing an increase of 11%, compared to the dividend of $0.09 per share of common stock paid on February 26, 2021. The dividend will be paid on May 28, 2021 to shareholders of record on May 14, 2021.

Robert F. Mangano, President and Chief Executive Officer, stated, “Our first quarter financial results reflect our strong operating fundamentals and the Company’s diversified lending platforms as our mortgage warehouse and residential mortgage banking lending operations continued to drive revenue and profitability. We maintained our focus on assisting customers with the SBA PPP lending programs, which resulted in the forgiveness of $34.4 million of existing PPP loans and the funding of $34.2 million of new PPP loans.”

Mr. Mangano added, “We observed improvement in economic conditions in our market in the first quarter of 2021 and anticipate further improvement in economic conditions due to the COVID-19 vaccines becoming more widely distributed and the potential easing of governmental restrictions. We continue to closely monitor the performance of our loan portfolio and believe it was appropriate to strengthen our allowance for loan losses during this period of continuing economic uncertainty caused by the pandemic. Despite the economic uncertainty, our asset quality was stable and only one commercial real estate loan was on deferral at the end of March.”

FIRST QUARTER 2021 HIGHLIGHTS

•Net income increased $1.5 million, or 44%, to $4.9 million as compared to the first quarter of 2020. Return on average total assets and return on average shareholders' equity were 1.10% and 10.59%, respectively.
•Net interest income was $15.3 million and the net interest margin was 3.67% on a tax equivalent basis.
•A provision for loan losses of $1.4 million was recorded and net recoveries were $3,000.
•Total loans were $1.3 billion at March 31, 2021 and decreased $138.7 million from December 31, 2020. During the first quarter of 2021, mortgage warehouse lines decreased $120.8 million to $267.6 million at March 31, 2021, reflecting primarily a lower volume of funding of home purchase mortgages due to the seasonal nature of home purchases in the Bank's market. Residential mortgage loans held in portfolio decreased $13.2 million due to sales and pay-offs of loans.
•Non-interest income increased $1.6 million for the first quarter of 2021, as residential mortgage banking operations originated $88.2 million of residential mortgages, sold $102.2 million of residential mortgages and recorded a $2.9 million gain on sales of loans.

•Non-performing assets were $15.4 million, or 0.85% of total assets at March 31, 2021, representing a decrease of $1.9 million from December 31, 2020 and included $48,000 of other real estate owned (“OREO”).

COVID-19 Impact and Response

As the Company conducts its daily operations, the health and safety of our employees and customers remains our primary concern and we continue to maintain the same measures and protective procedures that we implemented in 2020. In addition, the Company is providing paid time off to employees to obtain COVID-19 vaccinations.

During the first quarter of 2021, the Company continued working with customers impacted by the economic disruption. In addition, management increased the allowance for loan losses in response to the higher estimated incurred losses in the loan portfolio. Management may further adjust the provision and allowance for loan losses in response to changes in economic conditions and the performance of the loan portfolio in future periods.

To support our loan and deposit customers and the communities we serve:
•We continue to provide access to additional credit and forbearance on loan interest and or principal payments for up to 90 days where management has determined that it is warranted. As of March 31, 2021, all loans that had previously received deferrals were no longer deferred, except for two hotel loans that were placed on non-accrual in the third quarter of 2020 and one residential mortgage loan for $871,000 that was placed on non-accrual in the first quarter of 2021. During the first quarter of 2021, one commercial real estate loan with a balance of $1.4 million received an additional deferral of principal payments up to 90 days in the first quarter of 2021.
•As a long-standing SBA preferred lender, we actively participated in the SBA’s PPP lending program established under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). In 2020, we funded 467 SBA PPP loans totaling $75.6 million, $50.2 million of which had been forgiven by the SBA through the end of the first quarter of 2021.
•The Economic Aid to Hard-Hit Small Business, Not for Profits and Venues Act (“Economic Aid Act”) was enacted in December 2020 in further response to the COVID-19 pandemic. Among other things, the Economic Aid Act provides relief to borrowers to access additional credit through the SBA's PPP. We continue to actively participate in the PPP and have accepted 303 applications for PPP loans totaling $35.9 million through April 30, 2021. The SBA has approved 298 of such applications totaling $35.3 million of PPP loans, all of which have been funded.

Modification of Loans and Deferral of Payments

As of March 31, 2021, all commercial business, commercial real estate and consumer loans that had previously received deferrals in 2020 were no longer deferred and had made the contractually due payments, except for two hotel loans totaling $4.6 million that were placed on non-accrual in the third quarter of 2020 and one residential mortgage loan for $871,000 that was placed on non-accrual in the first quarter of 2021. One commercial real estate loan with a balance of $1.4 million received an additional deferral of principal payments up to 90 days in the first quarter of 2021.

Allowance for Loan Losses

Management reviewed the loan portfolio at March 31, 2021 in connection with the evaluation of the adequacy of the allowance for loan losses. As part of this review, management reviewed over 98% of the $132.1 million of commercial business and commercial real estate loans that had been modified to defer interest and or principal for up to 90 days in 2020 and 2021. Loans with balances of less than $250,000 were generally excluded from management’s review. As a result of management’s review of the loan portfolio at March 31, 2021, a provision for loan losses of $1.4 million was recorded for the first quarter of 2021 and the allowance for loan losses was increased to $17.0 million at March 31, 2021. The provision for loan losses reflected primarily a $1.7 million increase in specific reserves to $3.8 million for impaired loans.

At March 31, 2021, the allowance for loan losses included $649,000 for loans that were rated Pass-Watch and had received a deferral. This reflects management’s previously reported determination that “Pass-Watch” credit rated loans with modifications or deferrals suggest a weaker financial strength of the borrower than “Pass” credit rated loans, thereby warranting additional reserves for loan losses than would ordinarily be reserved for “Pass-Watch” credit rated loans.

Within the loan portfolio, hotel and restaurant-food service industries have been adversely impacted by the economic disruption caused by the COVID-19 pandemic. At March 31, 2021 loans to hotel and restaurant-food service industries were $67.8 million and $64.4 million, respectively. Management reviewed over 99% of the hotel loans and over 93% of the restaurant-food service loans.

All construction loans are closely monitored on a quarterly basis and are reviewed to assess the progress of construction relative to the plan and budget and lease-up or sales of units.

Management also reviewed loans to schools that are private educational institutions that are generally sponsored or affiliated with religious organizations. These loans totaled $24.6 million at March 31, 2021, and 98% of these loans were reviewed.

The expanded review also included $6.3 million, or over 40%, of commercial loans made under the SBA 7(a) loan program, totaling $15.5 million at March 31, 2021.

As a result of this first quarter of 2021 review, loans totaling $3.2 million and $871,000 were down-graded to “Special Mention” and “Substandard,” respectively. In addition, a $2.8 million shared national credit loan was down-graded to “Substandard.”

Discussion of Financial Results

Net income was $4.9 million, or $0.48 per diluted share, for the first quarter of 2021 compared to net income of $3.4 million, or $0.33 per diluted share, for the first quarter of 2020. For the three months ended March 31, 2021, net interest income increased $2.3 million compared to the three months ended March 31, 2020 driven primarily by the increase in the average balance of loans since March 31, 2020. Gain on sales of loans for the first quarter of 2021 increased $1.6 million compared to the first quarter of 2020 due primarily to the higher volume of residential mortgage loans sold. The provision for loan losses was $1.4 million for the first quarter of 2021 compared to $895,000 for the first quarter of 2020. This increase reflected management’s estimate of loan losses that were incurred due to the economic disruption caused by the COVID-19 pandemic and changes in the mix and risk factors of the loan portfolio. Non-interest expenses were $11.1 million for the first quarter of 2021, representing an increase of $1.3 million compared to $9.8 million for the first quarter of 2020.

Net interest income was $15.3 million for the first quarter of 2021 and increased $2.3 million compared to net interest income of $12.9 million for the first quarter of 2020. Total interest income was $17.0 million for the three months ended March 31, 2021 compared to $16.4 million for the three months ended March 31, 2020. The increase in total interest income was primarily due to a net increase of $170.6 million in average loans, reflecting growth in commercial real estate, mortgage warehouse and commercial business loans, including SBA PPP loans. Average interest-earning assets were $1.7 billion, with a tax-equivalent yield of 4.07%, for the first quarter of 2021 compared to average interest-earning assets of $1.4 billion, with a tax-equivalent yield of 4.66% for the first quarter of 2020. The tax-equivalent yield on average interest-earning assets for the first quarter of 2021 declined 59 basis points to 4.07%, due primarily to the decline in market interest rates during 2020 to a low level that continued through the first quarter of 2021 and the higher average balance of federal funds sold/short-term investments with a yield of 0.10%. The Federal Reserve reduced the targeted federal funds rate 150 basis points in March 2020 in response to the economic uncertainty resulting from the COVID-19 pandemic. As a result of the reductions in the targeted federal funds rate, the prime rate declined to 3.25% in March 2020 and was unchanged through the first quarter of 2021. The Bank had approximately $455.5 million of loans with an interest rate tied to the prime rate and approximately $49.3 million of loans with an interest rate tied to either 1- or 3-month LIBOR at March 31, 2021.

Interest expense on average interest-bearing liabilities was $1.7 million, with an interest cost of 0.59%, for the first quarter of 2021, compared to $2.0 million, with an interest cost of 0.65%, for the fourth quarter of 2020 and $3.5 million, with an interest cost of 1.30%, for the first quarter of 2020. Despite an increase of $94.7 million in average interest-bearing liabilities for the first quarter of 2021 compared to the first quarter of 2020, interest expense declined $1.8 million due largely to the decline in interest rates paid on deposits and the redeemable subordinated debentures as a direct result of the lower interest rate environment. The average cost of interest-bearing deposits was 0.57% for the first quarter of 2021, 0.64% for the fourth quarter of 2020 and 1.27% for the first quarter of 2020. The lower interest cost of interest-bearing deposits for the first quarter of 2021 compared to the first quarter of 2020 reflected primarily lower market interest rates since March 2020. The interest rates paid on deposits generally do not adjust quickly to rapid changes in market interest rates and decline over time in a falling interest rate environment. Of the total increase in average interest-bearing liabilities, money market and NOW accounts increased $56.9 million, savings accounts increased $89.3 million and certificates of deposit and short-term borrowings decreased $33.0 million and $18.6 million, respectively, for the first quarter of 2021. At March 31, 2021, there were $135.1 million of retail certificates of deposits with an average interest cost of 1.20% that mature within the following 12 months. Management will continue to monitor and adjust the interest rates paid on deposits to reflect the then current interest rate environment and competitive factors.

The net interest margin on a tax-equivalent basis was 3.67% for the first quarter of 2021 compared to 3.68% for the first quarter of 2020. The net interest margin for the first quarter of 2021 was negatively impacted by the higher average balance of federal funds sold/short-term investments resulting from the growth in the average balance of deposits. Interest income for the first quarter of 2021 included $398,000 of fee income related to PPP loans that were forgiven and paid-off by the SBA, $151,000 of interest income collected on a PCI commercial real estate loan that was paid-off and $50,000 of prepayment fees collected on commercial real estate loans that were paid-off. Excluding the effect of the higher average balance of federal funds sold/short-term investments, the net interest margin was approximately 3.95% for the first quarter of 2021.

The Company recorded a provision for loan losses of $1.4 million for the first quarter of 2021 compared to a provision for loan losses of $895,000 for the first quarter of 2020. The increase in the provision for loan losses in the first quarter of 2021 reflected primarily a $1.7 million increase in specific reserves on impaired loans. This provision also reflected changes in loan ratings and mix of the loan portfolio at March 31, 2021. At March 31, 2021, total loans were $1.3 billion and the allowance for loan losses was $17.0 million, or 1.32% of total loans, compared to total loans of $1.2 billion and an allowance for loan losses of $10.0 million, or 0.82% of total loans, at March 31, 2020. The allowance for loan losses, excluding the allocated reserve for mortgage warehouse lines, was $15.8 million, or 1.54% of total loans excluding mortgage warehouse lines at March 31, 2021. In addition, at March 31, 2021, there were $59.5 million of SBA PPP loans which are 100% guaranteed by the SBA and, accordingly, no reserve was provided.

Non-interest income was $4.1 million for the first quarter of 2021, representing an increase of $1.6 million, or 66.0%, compared to $2.5 million for the first quarter of 2020. The significant increase in non-interest income was driven primarily by a $1.6 million increase in gain on sales of loans. In the first quarter of 2021, residential mortgage banking operations originated $88.2 million of residential mortgages, sold $102.2 million of residential mortgages and recorded a $2.9 million gain on sales of loans compared to $73.4 million of residential mortgages originated, $34.0 million of residential mortgage loans sold and a $1.2 million gain on sales of loans recorded in the first quarter of 2020. The residential mortgage loan pipeline was $32.1 million at March 31, 2021. Management believes that the increase in residential mortgage loans originated and sold was due primarily to increased residential mortgage refinancing activity as a result of continued lower mortgage interest rates. In the first quarter of 2021, $1.8 million of SBA loans were sold and gains of $190,000 were recorded compared to $2.7 million of SBA loans sold and gains of $226,000 recorded in the first quarter of 2020. Service charges on deposit accounts decreased $96,000 for the first quarter of 2021 compared to the first quarter of 2020, due primarily to lower overdraft fees. Other income increased $105,000 in the first quarter of 2021 compared to the first quarter of 2020 due primarily to recoveries on PCI loans in excess of the fair value of the acquired loans.

Non-interest expenses were $11.1 million for the first quarter of 2021 and increased $1.3 million, or 13.4%, compared to $9.8 million for the first quarter of 2020. Salaries and employee benefits expense increased $783,000 or 12.7%, for the first quarter of 2021 compared to the first quarter of 2020 due primarily to a $729,000 increase in mortgage commissions resulting from significantly higher residential mortgage lending activity, $75,000 in temporary staffing costs and $171,000 in merit increases and increases in employee benefit expenses, which were partially offset by higher deferred loan origination expenses of approximately $180,000. Occupancy expense increased $141,000 in the first quarter of 2021 compared to the first quarter of 2020 primarily due to higher snow removal costs. FDIC insurance expense increased $236,000 due to the growth of assets, a credit of $106,000 from the FDIC related to the fourth quarter of 2019 assessment and a higher FDIC assessment rate in the first quarter of 2021 compared to the assessment rate in the first quarter of 2020. Other operating expenses increased $68,000, or 3.5%, for the first quarter of 2021 compared to the first quarter of 2020, resulting primarily from net increases in various components of other operating expenses.

Income tax expense was $1.9 million for the first quarter of 2021, resulting in an effective tax rate of 28.1%, compared to income tax expense of $1.3 million, which resulted in an effective tax rate of 27.3% for the first quarter of 2020. The increase in income tax expense was due to an increase of $2.2 million in pre-tax income in the first quarter of 2021 compared to the first quarter of 2020. The higher effective tax rate in the first quarter of 2021 reflected the higher New Jersey statutory tax rate in effect compared to the statutory tax rate in effect in the first quarter of 2020.

Total assets were $1.81 billion at March 31, 2021, relatively unchanged from December 31, 2020. Total cash and cash equivalents increased $143.9 million and total investment securities increased $8.5 million, which amounts were offset by decreases of $138.7 million in total portfolio loans and $14.1 million in loans held for sale. Total portfolio loans at March 31, 2021 were $1.29 billion, compared to $1.43 billion at December 31, 2020. The $138.7 million decrease in portfolio loans was due primarily to a decrease of $120.8 million in mortgage warehouse lines as a result of lower funding volume, a decrease of $10.9 million in commercial real estate loans as a result of pay-offs and a decrease of $13.2 million in residential real estate loans, and was partially offset by a $9.7 million increase in construction loans. Loans held for sale decreased $14.1 million due to loan sales in excess of originations. Total investment securities were $226.3 million at March 31, 2021, representing an increase of $8.5 million from $217.7 million at December 31, 2020. Investment securities available for sale increased $5.7 million and investment securities held to maturity increased $2.8 million at March 31, 2021 from December 31, 2020.

Total deposits were $1.56 billion at March 31, 2021, relatively unchanged from December 31, 2020. Non-interest-bearing demand deposits increased $44.1 million due in part to funding of the SBA PPP loans while interest-bearing deposits decreased $45.7 million. Of the total decrease in interest-bearing deposits, certificates of deposit decreased $95.2 million primarily due to the maturity of $72 million of short-term internet listing service certificates of deposit. Savings deposits increased $42.5 million and interest-bearing demand deposits increased $7.0 million. There were no short-term borrowings at March 31, 2021 compared to $9.8 million at December 31, 2020.

Regulatory capital ratios for the Company and the Bank continue to reflect a strong capital position. Under applicable regulatory capital standards, the Company’s estimated common equity Tier 1 to risk-based assets (“CET1”), total risk-based capital, Tier I capital, and leverage ratios were 10.89%, 13.37%, 12.16% and 9.64%, respectively, at March 31, 2021. The Bank’s estimated CET1, total risk-based capital, Tier 1 capital and leverage ratios were 12.16%, 13.37%, 12.16% and 9.63%, respectively, at March 31, 2021. The Company and the Bank are considered “well capitalized” under these capital standards.

Asset Quality

Non-accrual loans were $15.3 million at March 31, 2021 compared to $16.4 million at December 31, 2020. During the quarter ended March 31, 2021, $967,000 of loans were placed on non-accrual status and consisted of a $96,000 home equity loan and an $871,000 residential mortgage loan. During the first quarter of 2021, $2.0 million of non-performing loans were resolved as a result of pay-downs and pay-offs, which included $782,000 of purchased credit impaired loans that were repaid.

Non-performing loans represented 1.18% of total loans and non-performing assets represented 0.85% of total assets at March 31, 2021 compared to 1.20% and 0.96% at December 31, 2020, respectively.

OREO decreased $44,000 to $48,000 at March 31, 2021 compared to $92,000 at December 31, 2020, due to the write-down of the asset. The asset consisted of one parcel of land.

About 1ST Constitution Bancorp

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 25 branch banking offices in Asbury Park, Cranbury (2), Fair Haven, Fort Lee, Freehold, Hamilton, Hightstown, Hillsborough, Hopewell, Jackson, Jamesburg, Lawrenceville, Little Silver, Long Branch, Manahawkin, Neptune City, Perth Amboy, Plainsboro, Princeton, Rocky Hill, Rumson, Shrewsbury and Toms River (2), New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and information about the Company can be accessed through the Internet at www.1STCONSTITUTION.com

Cautionary Language Concerning Forward-Looking Statements

The foregoing contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, without limitation, our future economic performance, plans and objectives for future operations, and projections of revenues and other financial items that are based on our beliefs, as well as assumptions made by and information currently available to us. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "could," "project," "predict," "expect," "estimate," "continue," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements.

These forward-looking statements are based upon our opinions and estimates as of the date they are made and are not guarantees of future performance. Although we believe that the expectations reflected in these forward-looking statements are reasonable, such forward-looking statements are subject to known and unknown risks and uncertainties that may be beyond our control, which could cause actual results, performance and achievements to differ materially from results, performance and achievements projected, expected, expressed or implied by the forward-looking statements.

Examples of factors or events that could cause actual results to differ materially from historical results or those anticipated, expressed or implied include, without limitation, changes in the overall economy and interest rate changes; inflation, market and monetary fluctuations; the ability of our customers to repay their obligations; the accuracy of our financial statement estimates and assumptions, including the adequacy of the estimates made in connection with determining the adequacy of the allowance for loan losses; increased competition and its effect on the availability and pricing of deposits and loans; significant changes in accounting, tax or regulatory practices and requirements; changes in deposit flows, loan demand or real estate values; the enactment of legislation or regulatory changes; changes in monetary and fiscal policies of the U.S. government; changes to the method that LIBOR rates are determined and to the phasing out of LIBOR after 2021; changes in loan delinquency rates or in our levels of non-performing assets; our ability to declare and pay dividends; changes in the economic climate in the market areas in which we operate; the frequency and magnitude of foreclosure of our loans; changes in consumer spending and saving habits; the effects of the health and soundness of other financial institutions, including the need of the FDIC to increase the Deposit Insurance Fund assessments; technological changes; the effects of climate change and harsh weather conditions, including hurricanes and man-made disasters; the economic impact of any future terrorist threats and attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; our ability to integrate acquisitions and achieve cost savings; other risks described from time to time in our filings with the Securities and Exchange Commission; and our ability to manage the risks involved in the foregoing. Further, the foregoing factors may be exacerbated by the ultimate impact of the COVID-19 pandemic, which is unknown at this time.

In addition, statements about the COVID-19 pandemic and the potential effects and impacts of the COVID-19 pandemic on the Company’s business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that actual results may differ, possibly materially, from what is reflected in such forward-looking statements due to factors and future developments that are uncertain, unpredictable and, in many cases, beyond our control, including the scope, duration and extent of the pandemic, actions taken by governmental authorities in response to the pandemic and the direct and indirect impact of the pandemic on our employees, customers, business and third-parties with which we conduct business.
Although management has taken certain steps to mitigate any negative effect of the aforementioned factors, significant unfavorable changes could severely impact the assumptions used and have an adverse effect on profitability. Any forward-looking statements made by us or on our behalf speak only as of the date they are made, and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances, except as required by law.

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1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Per share data:
Earnings per share - basic	$0.48	$0.34
Earnings per share - diluted	0.48	0.33
Book value per share at end of period	18.63	16.97
Tangible book value per common share at end of period(1)	15.13	13.38

Weighted average shares outstanding - basic	10,261,718	10,200,836
Weighted average shares outstanding - diluted	10,307,559	10,262,047
Shares outstanding at end of period	10,265,163	10,201,298
Performance ratios/data:
Return on average total assets	1.10%	0.89%
Return on average shareholders' equity	10.59%	8.01%
Net interest income (tax-equivalent basis)(2)	$15,405	$13,053
Net interest margin (tax-equivalent basis)(3)	3.67%	3.68%
Efficiency ratio (tax-equivalent basis)(4)	56.98%	63.14%

Loan portfolio composition:	March 31, 2021	December 31, 2020
Commercial real estate	$608,033	$618,978
Mortgage warehouse lines	267,580	388,366
Construction loans	138,924	129,245
Commercial business	187,389	188,728
Residential real estate	75,048	88,261
Loans to individuals	19,441	21,269
Other loans	103	113
Gross loans	1,296,518	1,434,960
Deferred (fees) costs, net	(1,530)	(1,254)
Total loans	$1,294,988	$1,433,706
Asset quality data:
Loans past due over 90 days and still accruing	$—	$871
Non-accrual loans	15,333	16,361
OREO property	48	92
Total non-performing assets	$15,381	$17,324

Net recoveries (charge-offs)	$3	$(328)
Allowance for loan losses to total loans	1.32%	1.09%
Allowance for loan losses to total loans excluding mortgage warehouse lines and related allowance	1.54%	1.32%
Allowance for loan losses to non-performing loans	111.16%	90.77%
Non-performing loans to total loans	1.18%	1.20%
Non-performing assets to total assets	0.85%	0.96%
Capital ratios:
1ST Constitution Bancorp
Common equity tier 1 capital to risk-weighted assets	10.89%	9.92%
Total capital to risk-weighted assets	13.37%	12.16%
Tier 1 capital to risk-weighted assets	12.16%	11.12%
Tier 1 leverage ratio	9.64%	9.41%
1ST Constitution Bank
Common equity tier 1 capital to risk-weighted assets	12.16%	11.11%
Total capital to risk-weighted assets	13.37%	12.15%
Tier 1 capital to risk-weighted assets	12.16%	11.11%
Tier 1 leverage ratio	9.63%	9.40%

(1) Tangible book value per common share is a non-GAAP financial measure and is calculated by subtracting goodwill and other intangible assets from shareholders' equity and dividing it by common shares outstanding.
(2) The tax-equivalent adjustment was $127 and $117 for the three months ended March 31, 2021 and 2020, respectively.
(3) Represents net interest income on a tax-equivalent basis as a percent of average interest-earning assets.
(4) Represents non-interest expenses divided by the sum of net interest income on a tax-equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Cash and due from banks	$7,483	$3,661
Interest-earning deposits	158,418	18,334
Total cash and cash equivalents	165,901	21,995
Investment securities:
Available for sale, at fair value	130,897	125,197
Held to maturity (fair value of $97,899 and $95,640 at March 31, 2021 and December 31, 2020, respectively)	95,371	92,552
Total investment securities	226,268	217,749
Loans held for sale	15,679	29,782
Loans	1,294,988	1,433,706
Less: allowance for loan losses	(17,044)	(15,641)
Net loans	1,277,944	1,418,065
Premises and equipment, net	14,207	14,345
Right-of-use assets	16,121	16,548
Accrued interest receivable	4,663	5,273
Bank-owned life insurance	37,490	37,316
Other real estate owned	48	92
Goodwill and intangible assets	35,922	36,003
Other assets	11,988	9,741
Total assets	$1,806,231	$1,806,909
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits
Non-interest bearing	$469,339	$425,210
Interest bearing	1,091,880	1,137,629
Total deposits	1,561,219	1,562,839
Short-term borrowings	—	9,825
Redeemable subordinated debentures	18,557	18,557
Accrued interest payable	699	851
Lease liability	16,993	17,387
Accrued expense and other liabilities	17,500	9,793
Total liabilities	1,614,968	1,619,252
SHAREHOLDERS EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,320,866 and 10,293,535 shares issued and 10,265,163 and 10,245,826 shares outstanding as of March 31, 2021 and December 31, 2020, respectively	111,460	111,135
Retained earnings	79,208	75,201
Treasury stock, 55,703 and 47,709 shares at March 31, 2021 and December 31, 2020, respectively	(739)	(611)
Accumulated other comprehensive income	1,334	1,932
Total shareholders' equity	191,263	187,657
Total liabilities and shareholders' equity	$1,806,231	$1,806,909

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
INTEREST INCOME
Loans, including fees	$15,925	$14,805
Securities:
Taxable	520	1,056
Tax-exempt	478	438
Federal funds sold and short-term investments	37	89
Total interest income	16,960	16,388
INTEREST EXPENSE
Deposits	1,598	3,238
Borrowings	—	62
Redeemable subordinated debentures	84	152
Total interest expense	1,682	3,452
Net interest income	15,278	12,936
PROVISION FOR LOAN LOSSES	1,400	895
Net interest income after provision for loan losses	13,878	12,041
NON-INTEREST INCOME
Service charges on deposit accounts	117	213
Gain on sales of loans, net	3,095	1,470
Income on bank-owned life insurance	174	180
Gain on sales/calls of securities	2	8
Other income	690	585
Total non-interest income	4,078	2,456
NON-INTEREST EXPENSES
Salaries and employee benefits	6,952	6,169
Occupancy expense	1,311	1,170
Data processing expenses	491	446
FDIC insurance expense	270	34
Other real estate owned expenses	52	17
Other operating expenses	2,025	1,957
Total non-interest expenses	11,101	9,793
Income before income taxes	6,855	4,704
INCOME TAXES	1,926	1,283
Net income	$4,929	$3,421
EARNINGS PER COMMON SHARE
Basic	$0.48	$0.34
Diluted	0.48	0.33
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,261,718	10,200,836
Diluted	10,307,559	10,262,047

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Three months ended March 31, 2021			Three months ended March 31, 2020
(In thousands except yield/cost information)	Average		Average	Average		Average
Assets	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-earning assets:
Federal funds sold/short term investments	$147,948	$37	0.10%	$24,557	$89	1.46%
Investment securities:
Taxable	129,217	520	1.61%	168,376	1,056	2.51%
Tax-exempt (1)	88,800	605	2.73%	65,194	555	3.40%
Total investment securities	218,017	1,125	2.06%	233,570	1,611	2.76%
Loans: (2)
Commercial real estate	612,363	7,677	5.01%	574,640	7,355	5.06%
Mortgage warehouse lines	279,739	2,785	3.98%	175,275	2,035	4.64%
Construction	133,160	1,822	5.47%	147,496	2,179	5.94%
Commercial business	128,481	1,272	4.02%	142,793	1,803	5.08%
SBA PPP loans	61,610	1,023	6.73%	—	—	—%
Residential real estate	81,020	949	4.69%	90,360	996	4.36%
Loans to individuals	19,490	220	4.58%	30,497	392	5.08%
Loans held for sale	22,158	170	3.07%	3,986	35	3.51%
All other loans	563	7	4.97%	1,350	10	2.96%
Deferred (fees) costs, net	(1,141)	—	—%	453	—	—%
Total loans	1,337,443	15,925	4.83%	1,166,850	14,805	5.10%
Total interest-earning assets	1,703,408	$17,087	4.07%	1,424,977	$16,505	4.66%
Non-interest-earning assets:
Allowance for loan losses	(16,044)			(9,454)
Cash and due from bank	12,513			13,383
Other assets	119,620			122,482
Total non-interest-earning assets	116,089			126,411
Total assets	$1,819,497			$1,551,388
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$458,734	$464	0.41%	$401,837	$760	0.76%
Savings accounts	354,378	427	0.49%	265,053	604	0.92%
Certificates of deposit	326,930	707	0.88%	359,881	1,874	2.09%
Short-term borrowings	328	—	—%	18,915	62	1.32%
Redeemable subordinated debentures	18,557	84	1.81%	18,557	152	3.24%
Total interest-bearing liabilities	1,158,927	$1,682	0.59%	1,064,243	$3,452	1.30%
Non-interest-bearing liabilities:
Demand deposits	440,632			283,520
Other liabilities	31,252			31,793
Total non-interest-bearing liabilities	471,884			315,313
Shareholders' equity	188,686			171,832
Total liabilities and shareholders' equity	$1,819,497			$1,551,388
Net interest spread (3)			3.48%			3.36%
Net interest income and margin (4)		$15,405	3.67%		$13,053	3.68%

(1) Tax-equivalent basis, using 21% federal tax rate in 2021 and 2020.
(2) Loan origination fees and costs are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.